STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-1



                               TERMS AGREEMENT



                                                      Dated: February 3, 1998





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of January 1, 1998 (the "Trust Agreement").

Re:  Underwriting Agreement  Standard Terms dated  as of April 16,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

Series Designation:  Series 1998-1.

Terms of the Series 1998-1 Certificates: Structured Asset Securities Corporation, Series 1998-1 Mortgage Pass-Through Certificates, Class A1, Class A2, Class B1, Class B2, Class B3, Class B4, Class R1 and Class R2 (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A1 and Class A2 Certificates (collectively, the "Senior Certificates") and the Class R1 and Class R2 Certificates (together with the Senior Certificates, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 33-99598.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class R1 and Class R2 Certificates that they be rated "AAA" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); that the Class A2 Certificates be rated "AAAr" by S&P and "Aaa" by Moody's; that the Class B1 Certificates be rated "BBB-" or higher by S&P and "Baa2" by Moody's; that the Class B2 Certificates be rated "BB" or higher by S&P; and that the Class B3 Certificates be rated "B" or higher by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  January 1, 1998.

Closing Date: 10:00 A.M., New York time, on or about February 5, 1998. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.



                              LEHMAN BROTHERS INC.


                              By:  /s/ Martin Harding
                                    Name:  Martin Harding
                                    Title:  Managing Director


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:  /s/ Joseph Kelly
      Name:  Joseph Kelly
      Title:  Vice President

                                  Schedule 1


                                          Initial
                                          Certificate            Certificate                  Purchase
                                           Principal             Interest                     Price
Class                                      Amount(1)
Rate                          Percentage

Class A1                                  $340,043,000.00              (2)                    100.226%
Class A2                                               (3)              (4)                     3.000
Class R1                                            100.00              (5)                   100.000
Class R2                                            100.00              (5)                   100.000



________________________________
(1)  Approximate.
(2) Interest will accrue on the Class A1 Certificates at the applicable per annum rate described in the Prospectus Supplement.
(3) The Class A2 Certificates will have no Certificate Principal Amount and will be interest-only Certificates, as described in the Prospectus Supplement.
(4) Interest will accrue on the Class A2 Certificates at the applicable per annum rate described in the Prospectus Supplement.
(5) Interest will accrue on the Class R1 and Class R2 Certificates at the applicable per annum rate described in the Prospectus Supplement.